International Star, Inc. - Code of Ethics

      The objectives of International Star, Inc's executive officers are to conduct their personal and professional lives and activities in an ethical manner. Honesty, justice and courtesy form moral philosophy which, associated with a mutual interest among people, constitute the foundation of ethics. International Star executives should recognize such a standard, not in passive observance, but as a set of dynamic principles guiding their conduct and way of life. It is their duty to practice their business/profession activities according to this Code of Ethics.

      As the keystone of professional conduct is integrity, International Star executives will discharge their duties with fidelity to the public, shareholders, clients, and with fairness and impartiality to all. It is their duty to involve themselves in the public interest, and to be ready to apply their knowledge and experience to the mutual benefit of all shareholders.

Ethics

1. Be personally responsible for the validity of all information collected, analyses performed, or plans developed by me or under my direction. I will be responsible and ethical in my business and professional activities.

2. Encourage research, planning, design, management and review of all company activities in an objective manner.

3. Not condone misrepresentation of work I have performed or that was performed under my direction.

4. Examine all of my relationships or actions, which could be legitimately interpreted as a conflict of interest by clients, officials, the public, shareholders or peers. In any instance where I have a financial or personal interest in the activities with which they are directly or indirectly involved, I will make a full disclosure of that interest to my employer, client, or other affected parties.

5. Not engage in conduct involving dishonesty, fraud, deceit or misrepresentation or discrimination.

6. Not accept fees wholly or partially contingent on the client's desired result where that desired result conflicts with my business and professional judgment.


Accepted By: /s/ Denny Cashett                        Date: March 25, 2005
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             President, CEO, Director


Accepted By: /s/ Dottie Wommack McNeely               Date: March 25, 2005
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             Secretary, Treasurer, and
             Chief Financial Officer


Accepted By: /s/ Joseph Therell, Jr.                  Date: April 14, 2005
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             Director


Accepted By: /s/ Virginia Kilpatrick Shehee           Date: April 14, 2005
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             Director